Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 3,709,230.50		$ 567.88
	Total Transaction Valuation:	$ 3,709,230.50
	Total Fees Due for Filing:			$ 567.88
	Total Fees Previously Paid:			$ 567.88
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	_______________________ (a) Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to 42,050 shares of common stock (2.5% of the shares of common stock outstanding as of March 31, 2025, rounded to the nearest whole share) based upon a price of $88.21 (the net asset value per share as of December 31, 2024). (b) Calculated at 0.00015310% of the Transaction Valuation. (c) The fee of $567.88 was paid by the Fund in connection with the filing of its Schedule TO-I on April 17, 2025. This is the final amendment to the Schedule TO and is being filed to report the results of the offer.